UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2025

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 1410, Boston, MA 02210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2025, Ondas Holdings Inc. (the “Company” or “Ondas”) entered into a Share Purchase Agreement (the "Agreement"), by and among the Company, Robo-Team Holdings Ltd, a company organized under the laws of the State of Israel (the “Robo-Team”), the Robo-Team shareholders (the “Company Shareholders”), and Mr. Yossi Wolf, of 10 Hankin St., Tel Aviv, solely in his capacity as the representative, agent and attorney-in-fact of the Indemnifying Parties (the “Shareholders’ Agent”).

The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, the Company will acquire 100% of the issued and outstanding share capital ("Robo-Team Shares") of Robo-Team (the "Acquisition"). At the closing of the Acquisition, upon the terms and subject to the conditions set forth in the Agreement, the Company shall pay an aggregate amount of $80,000,000 in cash, subject to certain adjustments as set forth in the Agreement, in exchange for the Robo-Team Shares.

Each of the Company, Robo-Team, and the Company Shareholders has provided customary representations, warranties and covenants in the Agreement. The completion of the Acquisition is subject to various closing conditions, including (a) the requisite shareholder consent of Robo-Team being obtained, (b) the requisite Governmental Entity (as defined in the Agreement) approvals, consents and/or waivers being obtained, (c) the absence of any applicable order (whether temporary, preliminary or permanent) in effect which prohibits the consummation of the Acquisition, (d) the absence of any threatened, instituted or pending lawsuit, litigation, claims, investigations or other proceedings by any third party challenging or seeking the recovery of a material amount of damages in connection with Acquisition or seeking to prohibit or limit the exercise by the Company of any material right pertaining to ownership of the Robo-Team Shares, and (e) the absence of any Material Adverse Effect (as defined in the Agreement) with respect to Robo-Team or its subsidiaries.

The Agreement may be terminated upon (i) the written agreement of the Company and the Shareholders' Agent, (ii) the written notice by the Company or the Shareholders’ Agent if the closing of the Acquisition has not occur on or before December 31, 2025, provided however, that to the extent that the only conditions not fulfilled are the approval(s) of any Governmental Entities, then an additional 45-day period, or such other date that Acquirer and the Shareholder's Agent may agree upon in writing, or (iii) the written notice by the Company or the Shareholders' Agent if any Order of a Governmental Entity of competent authority preventing the consummation of the Acquisition shall have become final and non-appealable.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 25, 2025, the Company issued an investor fact sheet regarding the Acquisition. A copy of the fact sheet is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Also, on November 25, 2025, the Company issued a press release announcing the Acquisition. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Share Purchase Agreement, by and amount the Company, Robo-Team Holdings Ltd, the Robo-Team shareholders, and Mr. Yossi Wolf, solely in his capacity as the representative, agent and attorney-in-fact of the Indemnifying Partie, dated November 23, 2025.
99.1	Fact Sheet, dated November 25, 2025.
99.2	Press Release, dated November 25, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2025	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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